Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated and effective as of December 10, 2025 (the “Effective Date”), amends that certain Agreement and Plan of Merger dated March 10, 2024 (as amended to date, the “Merger Agreement”), by and among Blackboxstocks Inc., a Nevada corporation (“Parent”), RABLBX Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Realloys Inc., a Nevada corporation (the “Company”). Parent, Merger Sub and the Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement to delete and restate in its entirety the form of Option Agreement attached as Exhibit D to the Merger Agreement (the “Option Agreement”) to be executed prior to the Effective Time in substantially the form attached hereto as Annex A, to clarify the Shares (as defined in the Option Agreement) and Option Consideration (as defined in the Option Agreement) to be exchanged between the parties thereto in the event that an Option Right (as defined in the Option Agreement) is exercised thereunder.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The recitals set forth above are true and correct and they are incorporated herein by this reference.

2. Amendments to the Option Agreement. The form of Option Agreement, attached as Exhibit D to the Merger Agreement to be executed prior to the Effective Time, is hereby deleted and restated in its entirety in substantially the form attached hereto as Annex A.

3. Ratification; Conflict. Except as modified hereby, the terms and provisions of the Merger Agreement are deemed ratified and in full force and effect and remain as is. The foregoing provisions supplement and amend the Merger Agreement and in the event of any inconsistency or conflict between the terms and conditions of the Merger Agreement and this Amendment, the terms of this Amendment shall control. All future references to the “Agreement” shall be deemed to refer to the Merger Agreement as amended by this Amendment. In the event of a conflict between the terms of the Merger Agreement and the terms of this Amendment, then the terms of this Amendment shall control.

4. Binding Effect. This Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

5. Counterparts. This Amendment may be executed in two or more counterparts, a complete set of which shall be deemed an original, constituting one and the same instrument. The parties hereto agree that they will execute such other and further instruments and documents that may be necessary to effectuate this Amendment. In the event that any signature is delivered by facsimile transmission, by e-mail delivery of a “.pdf” format file or other similar format file, or thru an electronic signature platform (such as Docusign), such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile, “.pdf”, or other electronic signature page was an original thereof.

6. Governing Law. This Amendment shall be governed by the laws of the State of Texas.

[Signatures appear on the following page]

In Witness Whereof, the Parties have caused this Amendment to be executed as of the date first above written.

BLACKBOXSTOCKS INC.

By:	/s/ Gust Kepler
Name:	Gust Kepler
Title:	President and Chief Executive Officer

RABLBX Merger Sub Inc.

By:	/s/ Gust Kepler
Name:	Gust Kepler
Title:	President

REALLOYS INC.

By:	/s/ Leonard Sternheim
Name:	Leonard Sternheim
Title:	President and Chief Executive Officer

ANNEX A

Form of Option Agreement

[See Attached]

OPTION AGREEMENT

This Option Agreement (this “Agreement”), is made and entered as of [●], by and between Blackboxstocks, Inc., a Nevada corporation (the “Company”) and Gust Kepler (the “Stockholder”).

WHEREAS, the Company desires to have the right to purchase all of the shares (the “Shares”) of the Company’s Series A Convertible Preferred Stock (the “Company Series A Stock”) held by the Stockholder as of the Option Right Closing Date (herein defined), and the Stockholder desires to grant such right to the Company, pursuant to the terms and conditions set forth herein; and

WHEREAS, the Stockholder desires to have the right to sell to the Company all of the Shares held by the Stockholder as of the Option Right Closing Date, and the Company desires to grant such right to the Stockholder, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.  Grant of Option.

(a)  Right to Purchase. Subject to the terms and conditions of this Agreement and consummation of the Merger transaction contemplated by that certain Agreement and Plan of Merger dated March 10, 2025 (the “Merger Agreement”) by and among the Company, RABLBX Merger Sub Inc. and REalloys Inc., at any time on or after the Closing Date (as defined in the Merger Agreement) (the “Option Commencement Date”), the Company shall have the right (the “Call Right”), but not the obligation, to cause the Stockholder to sell all of the Shares held by the Stockholder as of Option Right Closing Date (as set forth in this Section 1) to the Company for the Option Consideration (as defined in Section 2 of this Agreement).

(b)  Right to Sell. Subject to the terms and conditions of this Agreement and consummation of the Merger contemplated by the Merger Agreement, at any time on or after the Option Commencement Date, the Stockholder shall have the right (the “Put Right,” and together with the Call Right, the “Option Rights”), but not the obligation, to cause the Company to purchase all of the Shares held by the Stockholder as of the Option Right Closing Date (as set forth in this Section 1), for the Option Consideration (as defined in Section 2 of this Agreement).

(c)  Procedures.

(i)  If either party desires to exercise its Option Right (the exercising party being the “Exercising Party”), the Exercising Party shall deliver to the other party (the “Option Obligor”) a written, unconditional, and irrevocable notice (the “Option Exercise Notice”) exercising the Option Right.

(ii)  The Stockholder shall at the closing of any purchase consummated pursuant to this Section 1, represent and warrant to the Company that (A) the Stockholder has full right, title, and interest in and to the Shares, (B) the Stockholder has all the necessary power and authority and has taken all necessary action to sell such Shares as contemplated by this Section 1, and (C) the Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement.

(iii)  The Company shall at the closing of any purchase consummated pursuant to this Section 1, represent and warrant to the Stockholder that (A) the Company and Blackbox Operating (hereinafter defined), individually and collectively, have all the necessary power and authority and has taken all necessary action to transfer the Option Consideration as contemplated by this Section 1, and (C) the Option Consideration is transferred by the Company, and upon issuance shall be free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement, and such Option Consideration upon transfer shall be fully paid and non-assessable.

(iv)  The closing of any sale and transfer of Shares pursuant to this Section 1 shall take place no later than 5 Business Days following receipt by the Option Obligor of the Option Exercise Notice. The Company shall give the Stockholder at least 2 Business Days’ written notice of the date of closing (the “Option Right Closing Date”).

(d)  Cooperation. The parties shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)  Closing. At the closing of any transfer, sale and purchase pursuant to this Section 1, the Stockholder shall deliver to the Company a certificate or certificates representing the Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against delivery by the Company to the Stockholder of a certificate or certificates representing the Option Consideration issued in the name of the Stockholder.

2.  Option Consideration. In the event an Option Right is exercised hereunder, the purchase price at which the Stockholder shall be required to sell the Shares held by the Stockholder as of the Option Right Closing Date (the “Option Consideration”) shall be equal to all of the issued and outstanding shares of Series A Convertible Preferred Stock (the “BXO Preferred Stock”) of Blackbox.io Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Blackbox Operating”) held by the Company as of the Option Right Closing Date.

3.  Restrictive Covenants of Company. Until such time as the Option Rights may be exercised, without the express written consent of the Stockholder, the Company agrees not to consent to or cause Blackbox Operating to take any of the following actions, either directly or by amendment, merger, consolidation or otherwise:

(a)  increase or decrease the size of the Blackbox Operating board of directors;

(b)  remove, replace or nominate a successor to any member of the board of directors of Blackbox Operating;

(c)  redeem, purchase or otherwise acquire, directly or indirectly, any Blackbox Operating equity securities;

(d)  assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, convert, dispose of or effect any other like transfer or encumbrance of any BXO Preferred Stock;

(e)  declare or pay, directly or indirectly, any dividends or make any distributions upon any shares of Blackbox Operating common stock or preferred stock;

(f)  authorize, create, designate or issue, whether by reclassification or otherwise, any shares, class or series of capital stock (or any other securities convertible into equity securities of Blackbox Operating);

(g)  amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of Blackbox Operating (including any filing of a Certificate of Designation), whether by merger, consolidation or otherwise, if such action would (A) alter the preferences, rights, privileges or powers of any series of the BXO Preferred Stock, (B) increase or decrease the total number of authorized shares of any series of BXO Preferred Stock, or (C) adversely affect the preferences, rights, privileges or powers of the BXO Preferred Stock;

(h)  liquidate, dissolve or wind-up the affairs of Blackbox Operating, or effect any merger or consolidation thereof;

(i)  create or authorize the creation of any debt security; or

(j)  create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets.

4.  Restrictive Covenants of Stockholder. Until such time as the Option Rights may be exercised, without the express written consent of the Company, the Stockholder agrees not to assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or effect any other like transfer or encumbrance (collectively a “Transfer”) of any Shares held by the Stockholder (or any interest therein) to any person; provided however, that Stockholder shall be entitled to convert up to five hundred fifty thousand (550,000) shares of Company Series A Stock into Company common stock (which upon issuance shall not be subject to this covenant) without consent of the Company. Any such Transfer by the Stockholder which is not consented to by the Company shall be null and void ab initio and not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

5.  Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section  5).

If to the Company:	REalloys Inc.

7280 W. Palmeto Park Rd.

Suite 302N

Boca Raton, FL 33433

Attn: Tony Wonnacott, Corporate Secretary

Email: corpsec@realloys.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attn.: Rick A. Werner

Alla Digilova

Simin Sun

Email: rick.werner@haynesboone.com;

alla.digilova@haynesboone.com;

simin.sun@haynesboone.com

If to the Stockholder:	Gust Kepler

5430 LBJ Freeway, Suite 1485

Dallas, TX 75240

Email: gust@blackboxstocks.com

with a copy to (which shall not constitute notice):

Winstead PC
2728 N. Harwood Street, Suite 500
Dallas, TX 75201

Attn.:	Jeff McPhaul;
Tanner Brennan
Email:	jmcphaul@winstead.com; tbrennan@winstead.com

6.  Entire Agreement. This Agreement and the Merger Agreement, collectively constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7.  Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Stockholder may assign its rights and obligations hereunder to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder. Any attempted transfer or assignment in violation of this Section  7 shall be void.

8.  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

9.  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.  Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

11.  Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.  Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Texas. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Texas in each case located in the city of Dallas and County of Dallas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

13.  Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section  13.

14.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15.  No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement on the date first written above.

BLACKBOXSTOCKS, INC.

By:
Name:
Title:

STOCKHOLDER:

Gust Kepler